EXHIBIT 5

EXECUTION VERSION

Option Agreement for
DEVELOPMENT ASSETS and DEVELOPMENT PROJECT companies

This Option Agreement for Development Assets and Development Project Companies (this “Agreement”), is made and entered into as of July 15, 2015, by and between TerraForm Global, Inc., a Delaware corporation (“EMYC”), and Renova Energia S.A., a Brazilian sociedade anônima (S.A.) (“Renova”). Renova and EMYC are herein referred to individually as a “Party” and collectively, as the “Parties.”

W I T N E S S E T H

WHEREAS, Renova is in the business of developing, financing, constructing and operating renewable energy projects, including wind, solar and hydro powered electric generation projects, either directly or through wholly or partially owned Subsidiaries that own such projects;

WHEREAS, on the date hereof, Renova and EMYC entered into two Securities Purchase Agreements (the “Operating Projects SPAs”) and a Securities Swap Agreement (the “Operating Projects SSA”) pursuant to which Renova agreed to transfer to EMYC, and EMYC agreed to acquire from Renova, the equity interests held directly or indirectly by Renova in certain companies (the “Operating Project Companies”) that own certain operating renewable energy projects identified in the Operating Projects SPAs and the Operating Projects SSA (the “Operating Projects”), subject to the terms and conditions of the Operating Projects SPAs and the Operating Projects SSA;

WHEREAS, Renova and EMYC are entering into that certain Securities Swap Agreement of even date herewith (the “Backlog Projects SSA”), pursuant to which Renova is agreeing to transfer to EMYC, and EMYC is agreeing to acquire from Renova, the equity interests held directly or indirectly by Renova in certain companies (the “Backlog Project Companies”) owning certain renewable energy projects under development identified in the Backlog Projects SSA (the “Backlog Projects”), subject to the terms and conditions of the Backlog Projects SSA;

WHEREAS, in connection with the Operating Projects SPAs, the Operating Projects SSA and the Backlog Projects SSA, Renova now wishes to grant, and EMYC wishes to receive, certain limited rights to acquire the projects in Renova’s development pipeline and any projects developed by Renova in the future in accordance with the terms and conditions set forth herein;

WHEREAS, upon the consummation of the Other SPA, SunEdison, Inc., a Delaware corporation (“SunEdison”), is entering into the controlling block of Renova; and

WHEREAS, the execution and delivery of this Agreement and the grant of the rights contained herein is being delivered in connection with the Backlog Projects SSA and the Other SPA and is a material inducement for EMYC to enter into the Backlog Projects SSA.

NOW, THEREFORE, in consideration of the foregoing premises, the respective representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereto agree as follows:

Article I
DEFINITIONS

As used in this Agreement, the following terms shall have the meaning ascribed to such terms below. In the event that an initial capitalized term is used herein and not defined, it shall have the meaning ascribed to such term in the Operating Projects SPAs, Operating Projects SSA or Backlog Projects SSA, as applicable.

“Agreement” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Affiliate” means with respect to any Person, any other Person Controlling, Controlled by or under common Control with such Person; provided that, in the case of Renova, only Persons Controlled by Renova shall be deemed “Affiliates” of Renova hereunder.

“Arbitral Tribunal” shall have the meaning set forth in Section 5.1(c).

“Backlog Project Companies” shall have the meaning set forth in the Recitals.

“Backlog Projects SSA” shall have the meaning set forth in the Recitals.

“Backlog Projects” shall have the meaning set forth in the Recitals.

“Bid” shall have the meaning set forth in Section 2.1(c).

“CAFD” or “cash available for distribution” means the cash generated by a Project that remains and is available for distribution at the end of any given period that begins at the date of transfer of such Project to EMYC, after payment of all recurring expenses for the Project on an unleveraged basis.

“Commercial Operation” means the official statement of the Brazilian Electricity Regulatory Agency (Agencia Nacional de Energia Electrica –ANEEL) recognizing that (i) a Project is complete, has completed operation on tests successfully and must start commercial operation, at full capacity, by way of making power generation available to the power grid or (ii) a Project is complete but cannot be interconnected solely due to delays in the completion of transmission facilities of Third Parties, and that shall as a result be entitled to start receiving, in full, revenues under the applicable PPA in such a way as if fully delivering the contracted amounts of electrical energy, provided that the relevant Project shall not be required, as a result, to acquire electrical energy in order to deliver under said Power Purchase Agreement.

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“Development Asset Agreement” shall have the meaning set forth in Section 2.1(i).

“Dispute” shall have the meaning set forth in Section 5.1(a).

“EMYC” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Estimated Inflation” means the IPCA projection published by the Brazilian Central Bank.

“IFRS” means the International Financial Reporting Standards.

“IPCA” means the Broad National Consumer Price Index of Brazil (Índice Nacional de Preços ao Consumidor Amplo) or any official inflation index that replaces the IPCA.

“Long-Term Project” means any Project that, based on the requirements of its applicable PPA or otherwise, reasonably anticipates a development and construction period of more than three (3) years.

“Notice of Intent to Bid” shall have the meaning set forth in Section 2.1(c).

“Notice of Intent to Finance” shall have the meaning set forth in Section 2.1(d).

“Operating Project Companies” shall have the meaning set forth in the Recitals.

“Operating Projects SPAs” shall have the meaning set forth in the Recitals.

“Operating Projects SSA” shall have the meaning set forth in the Recitals.

“Operating Projects” shall have the meaning set forth in the Recitals.

“Option” shall have the meaning set forth in Section 2.1(a).

“Option Exercise Notice” shall have the meaning set forth in Section 2.1(e).

“Option Price” shall have the meaning set forth in Section 2.1(g).

“Option Term” shall have the meaning set forth in Section 2.1(e).

“Other SPA” shall means that certain Securities Purchase Agreement, dated as of the date hereof, by and between SunEdison and Light Energia S.A.

“PPA” means a power purchase agreement.

“Party” or “Parties” shall have the meaning set forth in the introductory paragraph of this Agreement.

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“Project” shall mean any and all current and future renewable energy projects (including any wind, solar, hydro, or other renewable resource powered electrical or other power generating facility), other than the Operating Projects, the Backlog Projects and the projects owned by Brasil PCH S.A., that are in development, under construction, or which achieve Commercial Operation and which are owned in whole or in part, directly or indirectly, by Renova or any of its Affiliates and which have a PPA that has a term of ten (10) years or more.

“Project Assets” shall mean all tangible and intangible assets owned by Renova, an Affiliate of Renova, or a Project Company or used in connection with or related to a particular Project, including leases, rights of way, permits, studies, reports, power purchase agreements, transmission and interconnection rights, bidding documents, bid awards, equipment supply contracts, construction contracts, equipment, supplies and spare parts.

“Project Company” shall mean any Person formed for the purpose of holding or owning Project Assets for one or more Projects and in which Renova or an Affiliate of Renova holds any interest.

“Project Company Shares” shall mean all common and preferred shares or other ownership rights of any kind in a Project Company held by Renova or any Affiliate of Renova, including any rights under any shareholders’ agreements or similar agreements or other similar rights.

“Proposed Financial Model” shall have the meaning set forth in Section 2.1(c).

“Renova” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Right of First Refusal” shall have the meaning set forth in Section 2.2(a).

“ROFR Exercise Notice” shall have the meaning set forth in Section 2.2(c).

“ROFR Notice” shall have the meaning set forth in Section 2.2(b).

“ROFR Period” shall have the meaning set forth in Section 2.2(a).

“ROFR Project” shall have the meaning set forth in Section 2.2(a).

“Rules” shall have the meaning set forth in Section 5.1(b).

“Short-Term Project” means any Project that, based on the requirements of its applicable PPA or otherwise, reasonably anticipates a development and construction period of three (3) years or less.

“Subsidiary” means, with respect to any Person, any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other Person that is a legal entity, trust or estate of which such Person has a direct or

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indirect equity or ownership interest in excess of fifty percent (50%) or which such Person otherwise Controls.

“SunEdison” shall have the meaning set forth in the Recitals.

“Term” shall have the meaning set forth in Section 5.15.

“Third Party” shall mean any Person that is not a Party or an Affiliate of a Party.

“Transferee” shall have the meaning set forth in Section 2.2(b).

All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms have correlative meanings when used herein in their plural or singular forms, respectively. Unless otherwise expressly provided, the words “include,” “includes” and “including” do not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation.” References to “days” means calendar days. The terms “hereof”, “herein”, “hereto”, “hereunder” and “herewith” refer to this Agreement as a whole. Accounting terms have the meanings given to them under IFRS, and in any cases in which there exist elective options or choices in IFRS determinations relating to the relevant Project Company or the relevant Project, or where management discretion is permitted in classification, standards or other aspects of IFRS related determinations relating to the relevant Project Company or the relevant Project, the historical accounting principles and practices of the relevant Project Company or the relevant Project, as applicable, shall continue to be applied on a consistent basis. Any statute, regulation, or other law defined or referred to herein (or in any agreement or instrument that is referred to herein) means such statute, regulation or other law as, from time to time, may be amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. References to a Person also refer to its predecessors and permitted successors and assigns.

Article II
GRANT OF OPTION; TERM; CONSIDERATION

Section 2.1            Grant of Option.

(a)                Subject to the terms and conditions set forth herein, Renova hereby grants to EMYC the right and option to acquire each set of Project Assets and the Project Company Shares pertaining to the Projects (the “Option”). The terms of the acquisition pursuant to the Option shall be as set forth below or on such other terms as EMYC may propose that are more favorable to Renova.

(b)               The Option shall be exercisable by EMYC, on the terms and conditions set forth below, from the date hereof until December 31, 2016 and shall not be exercisable by EMYC at any time thereafter unless otherwise agreed by the Parties pursuant to Section 2.4 or otherwise.

(c)                With respect to any Short-Term Project, at least twenty-five (25) days prior to Renova or any Subsidiary thereof (including any Project Company) either (i) submitting

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a bid in any auction or other request for renewable energy power sales from any Project issued by any Governmental Body or (ii) offering to enter into a market-based power sale agreement with any Third Party (each of the foregoing items (i) and (ii), a “Bid”), Renova shall notify EMYC in writing that Renova intends to bid in such auction or other request or intends to make a binding offer for a market based power sale agreement (the “Notice of Intent to Bid”). The Notice of Intent to Bid shall identify the Project or Projects that will be involved or included in the bid, the anticipated size of the Project or Projects, the estimated Project output, the anticipated range of power prices, the anticipated term of the power purchase agreement, the expected Commercial Operation, the estimated month and year of the closing of the acquisition of the Project by EMYC and a proposed financial model that Renova shall prepare in good faith and in a manner consistent with its past practices, which shall include, among other information, profit and losses, balance sheet and cash flow estimated for the Project, main assumptions to calculate the valuation of the Project and the statement of calculation of the valuation of the Project (a “Proposed Financial Model”). Renova shall update the information in the Notice of Intent to Bid no less frequently than weekly from the date of the initial delivery of the Notice of Intent to Bid up until the moment Renova or any Subsidiary thereof (including any Project Company) makes a Bid.

(d)               With respect to any Long-Term Project, at least two (2) years prior to its Commercial Operation or up to thirty (30) days from the receipt by EMYC of a notice sent by Renova relating to a commitment of any form of Third Party debt or equity financing, whichever occurs first, Renova shall notify EMYC in writing that Renova intends to obtain such financing (the “Notice of Intent to Finance”). The Notice of Intent to Finance shall identify the Project or Projects that will be involved or included in the bid, the anticipated size of the Project or Projects, the estimated Project output, the anticipated range of power prices, the anticipated term of the power purchase agreement and a Proposed Financial Model.

(e)                EMYC shall have the right to exercise the Option up to twenty-four (24) hours prior to the opening of the applicable auction for any Short-Term Projects and within twenty (20) days after EMYC’s receipt of the Notice of Intent to Finance for any Long-Term Projects, as applicable (the “Option Term”), by providing written notice to Renova of its intent to exercise the Option and acquire the totality of the Project Assets or Project Company Shares, as the case may be (the “Option Exercise Notice”).

(f)                Upon presentation of the Notice of Intent to Bid or Notice of Intent to Finance, as applicable, or prior thereto and at all times during the applicable Option Term, Renova shall provide EMYC with (i) full access to an electronic data room that contains all permits, reports, data, correspondence, leases, rights of way, corporate formation and operational documents, shareholders’ agreements, power purchase tender or proposal documents, interconnection agreements, development agreements, construction contracts, equipment supply agreements and all other contracts and any other information that may be material to the Project, the Project Company or EMYC’s decision whether to exercise the Option, (ii) full access to the Project site and the right to conduct reasonable visual and invasive tests thereon and (iii) such other information and materials as EMYC may reasonably request.

(g)               The price for the acquisition of the totality of the Project Assets or the Project Company Shares upon exercise of the Option shall be an amount equal to a ten percent

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(10%) yield applied to the average CAFD for such Project for the five (5) years following such Project’s estimated transfer date, based on the applicable Proposed Financial Model (for the avoidance of doubt, by delivery of an Option Exercise Notice, EMYC agrees to utilize the applicable Proposed Financial Model for the purposes of calculating and adjusting the Option Price), provided that for the five (5) year CAFD following the estimated transfer date, the Estimated Inflation shall not be greater than six percent (6%) per annum. The amount determined pursuant to this Section 2.1(g) shall be the “Option Price.”

(h)               EMYC and Renova shall negotiate and cooperate in good faith to come to an agreement on the closing Option Price, which will include a deduction of fifty percent (50%) of any increased value of the applicable Project as a result of the total operating expenses and maintenance capital expenses (in each case, as defined by IFRS) estimated to be incurred for the five (5) years following the estimated transfer date being less than the assumed amounts for each such expense set forth in the Proposed Financial Model, and any adjustments for the amounts set forth in the Proposed Financial Model. Notwithstanding anything in this Section 2.1 to the contrary, if, after the exercise by EMYC of the Option as to any Short-Term Project, such Project is not selected in the bid tender or the negotiations for a power sale agreement for such Project in the market are not successful, the exercise by EMYC of the Option with respect to such Project shall be deemed automatically rescinded and the Option shall continue to apply to such Project.

(i)                 In the event EMYC exercises its Option (i) as to any one or more Short-Term Projects and the bid or other action to acquire a power purchase agreement for such Project is successful, then within fifteen (15) days after Renova learns of the successful tender or executes another power purchase agreement or (ii) as to any one or more Long-Term Projects, then within fifteen (15) days after delivery of the Option Exercise Notice, Renova and EMYC (or their respective Affiliates) shall enter into a swap agreement for the transfer of the applicable Project Assets or the Project Company Shares, as the case may be, in a form that contains provisions substantively equivalent to those of Sections 2.2, 2.3 and 2.4, Articles 3, 6, 8, 9 (except for 9.7), 10 (except for 10.12(b)) and 11, Sections 12.1(a), 12.1(b), 12.1(c), 12.1(d), 12.1(e), 12.1(f), 12.1(h), 12.1(i), 12.1(j), 12.2(a), 12.2(b), 12.2(c), 12.2(d), 12.2(e), 12.2(f), 12.2(i) and 12.2(j) and Articles 13, 14, 15 and 16 of the Backlog Projects SSA, except, (x) references therein to “one (1) year CAFD” shall be deemed to be “five (5) year average CAFD”, provided that for the five (5) year CAFD following the estimated transfer date, the Estimated Inflation shall not be greater than six percent (6%) per annum and (y) in the case of a transfer of Project Assets, the representations and warranties and operative provisions of such provisions shall be adjusted as is reasonably necessary to reflect a sale of assets, and in each case will provide that the swap value for the Project Company Shares or the Project Assets will be the Option Price as described and calculated above. Each such agreement shall be referred to herein as a “Development Asset Agreement.”

(j)                 Upon the terms and subject to the conditions of this Agreement and the relevant Development Asset Agreement, at the closing of the transactions contemplated by any such Development Asset Agreement, EMYC (or one or more of its Affiliates, as applicable) shall pay or cause to be paid to Renova, consideration in the form of a number of shares of TERG Common Stock equal to the quotient obtained by dividing (i) the Option Price by (ii) the Weighted Average Price for the thirty (30) Trading Days immediately preceding the closing date

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of the transactions contemplated by such Development Asset Agreement (rounded down to the nearest whole share), to be issued to Renova.

(k)               Upon and after the execution of a Development Asset Agreement for a particular Project, Renova, at its sole cost and expense, shall use commercially reasonable efforts to cause such Project to reach Commercial Operation.

(l)                 In the event that the applicable Project Company Shares are in a Project Company in which Renova or its Affiliate do not own one hundred percent (100%) of the equity interests, the Option shall apply only to those Project Company Shares that Renova or its Affiliate does own, together with any rights to cause the other owners of the relevant Project Company to sell or transfer its interests to Renova under any so-called “drag along” or similar rights.

(m)             If EMYC delivers a written notice to Renova stating that it does not wish to exercise the Option with respect to any Notice of Intent to Bid or Notice of Intent to Finance, or if EMYC fails to respond to any such notice within the applicable Option Period (in which event EMYC shall be deemed to have elected not to exercise such Option) then the provisions of Section 2.2 below shall apply.

(n)               EMYC may exercise the Option as provided herein for any Project Assets or Project Company Shares for any particular Project, while electing not to exercise the Option for Project Assets or Project Company Shares for other Projects. Such decision to exercise or not exercise the Option with respect to any Project shall not affect EMYC’s rights under this Agreement for future or other Projects and EMYC shall have the continuing right to receive Notices of Intent to Bid and Notices of Intent to Finance, and to exercise its rights under all Options arising under each such Notice of Intent to Bid and Notice of Intent to Finance from time to time during the Term with respect all other Projects, Project Assets and Project Company Shares.

(o)               In the event that any Project Assets or any Project Company Shares are sold or transferred to a Subsidiary of Renova, the Options granted herein shall be binding on such Subsidiary and such Project Assets and Project Company notwithstanding such transfer.

Section 2.2            Right of First Refusal.

(a)                Upon the termination of an Option with respect to any Project and continuing until (i) in the case of any Project for which Renova holds all or a majority of the equity interests, the three (3) year anniversary of Commercial Operation for such Project or (ii) in the case of any Project for which Renova holds a minority of the equity interests, the two (2) year anniversary of acquisition of such minority equity interest (the “ROFR Period” and, such Project, the “ROFR Project”), EMYC shall have a right (subject to any transfer rights the other shareholders of such Projects may have) of first refusal to acquire the Project Assets or the Project Company Shares of such Project on the following terms and conditions (the “Right of First Refusal”).

(b)               Prior to Renova or its Affiliates (including any Project Company) selling or otherwise transferring to any Person that is not an Affiliate of Renova (a “Transferee”) the

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Project Assets or Project Company Shares of the ROFR Project, Renova shall deliver a written notice (the “ROFR Notice”) to EMYC and shall offer to sell such Project Assets or Project Company Shares to EMYC on terms and conditions, including price, not less favorable to EMYC than those on which such Transferee has agreed in writing to acquire such Project Company Shares or Project Assets. The ROFR Notice shall disclose in reasonable detail the identity of such Transferee, the specific Project Assets or Project Company Shares to be transferred and the terms and conditions of the proposed transfer.

(c)                EMYC may elect to purchase the Project Assets or Project Company Shares subject to a ROFR Notice upon the same terms and conditions as those set forth in the ROFR Notice by delivering a written notice of such election to Renova within forty-five (45) days after receipt of the ROFR Notice (the “ROFR Exercise Notice”); provided, however, that the form of consideration payable by EMYC in any such transaction shall be an amount of TERG Common Stock equal to the quotient obtained by dividing (i) the price for the purchase of such Project Assets or Project Company as set forth in the definitive agreement for such transaction by (ii) the Weighted Average Price for the thirty (30) Trading Days immediately preceding the closing date of such transaction (rounded down to the nearest whole share), to be issued to Renova.

(d)               Upon Renova’s receipt of a ROFR Exercise Notice, Renova and EMYC shall consummate the transfer of the applicable ROFR Project within sixty (60) days on the terms and conditions set forth in the ROFR Notice.

(e)                If EMYC does not deliver a ROFR Exercise Notice within the forty-five (45) day period described in Section 2.1(c) above, Renova may, for a period of three hundred sixty (360) days following expiration of such period, transfer the ROFR Project to any Person that is not an Affiliate of Renova at a price and on terms no more favorable to such Transferee than those specified in the ROFR Notice. If the ROFR Project is not transferred within such three hundred sixty (360)-day period, it will again be subject to the provisions of this Section 2.2 in connection with any subsequent Transfer.

Section 2.3            Independent Option ROFR Consideration. In addition to the consideration described in the recitals above, EMYC shall pay Renova One Hundred Brazilian Reais (R$100) at the execution of this Agreement in consideration of the Option, the Right of First Refusal and Right of First Offer granted herein.

Section 2.4            Good Faith Negotiation. From the date hereof until December 31, 2016, EMYC and Renova shall negotiate and cooperate in good faith to (a) agree on terms, including price, by which the parties would extend the exercise period for the Option beyond December 31, 2016 and (b) agree on a mutually beneficial exclusivity provision that would apply beyond December 31, 2016.

Article III
REPRESENTATIONS AND WARRANTIES

Section 3.1            EMYC Representations and Warranties. EMYC represents and warrants to Renova on the date hereof that:

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(a)                EMYC is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;

(b)               EMYC’s execution, delivery and performance of this Agreement and the transactions contemplated hereby is within its power, requires no action by or in respect of, or filing with, any Governmental Body, agency or official, and does not contravene or constitute a default under any provision of applicable Laws or any governance document, agreement, judgment, injunction, order, decree or other instrument binding upon EMYC;

(c)                This Agreement has been duly executed and delivered by EMYC and constitutes its legal, valid and binding agreement, enforceable against it in accordance with its terms; and

(d)               EMYC has not taken any action which would create any obligation or liability to any person for any finder’s fee, brokerage fee, agent’s commission or like payment in connection with this Agreement or the transactions contemplated hereby.

Section 3.2            Renova Representations and Warranties. Renova represents and warrants to EMYC on the date hereof that:

(a)                Renova is a sociedade anonima (S.A.) duly organized, validly existing and in good standing under the laws of Brazil;

(b)               Renova’s execution, delivery and performance of this Agreement and the transactions contemplated hereby is within its power, requires no action by or in respect of, or filing with, any Governmental Body, agency or official, and does not contravene or constitute a default under any provision of applicable Laws or any governance document, agreement, judgment, injunction, order, decree or other instrument binding upon Renova;

(c)                This Agreement has been duly executed and delivered by Renova and constitutes its legal, valid and binding agreement, enforceable against it in accordance with its terms;

(d)               Renova has not taken any action which would create any obligation or liability to any person for any finder’s fee, brokerage fee, agent’s commission or like payment in connection with this Agreement or the transactions contemplated hereby; and

(e)                Neither Renova nor any of its Affiliates is party to any agreement (other than this Agreement, the Operating Projects SPAs, the Operating Projects SSA and the Backlog Projects SSA) that could require (i) Renova or such Affiliate to sell, transfer, or otherwise dispose of any of Project Assets, the Project Company Shares or equity interests in any Affiliate of the Project Company holding such Project Assets or (ii) Renova, its Affiliate or the applicable Project Company to issue any equity interests in the Person holding any Project Assets to any other Person.

Article IV
COVENANTS OF THE PARTIES

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During the Term of this Agreement:

Section 4.1            Restrictions on Project Assets. Renova shall (and shall cause its Affiliates to) develop, pursue or acquire Project Assets itself or through an Affiliate to ensure that any and all Project Assets are subject to this Agreement; provided, however, that nothing in this Agreement prohibits Renova from developing, pursuing or acquiring Project Assets through a company of which Renova or a Subsidiary thereof holds a minority equity interest. Renova shall not, nor shall it permit any of its Subsidiaries to, sell, assign or transfer any Project Assets (on an assets basis or by transfer of the equity interests directly or indirectly in any Project Company which holds such assets) or any portion thereof to any Third Party except in full compliance with the terms of this Agreement.

Section 4.2            Notice of Progress towards Commercial Operation; Due Diligence. Renova shall provide EMYC with periodic updates (but no less frequently than quarterly) on the status of development of all its Projects, which are subject to this Agreement, and afford EMYC and its representatives, during normal business hours, reasonable access to the books, records and other data relating to the development and construction status of such Projects, regardless of whether an Option has been exercised respecting the underlying Project Assets or Project Company Shares. Renova shall also provide EMYC prompt written notice of any anticipated delay or other changes in a Project’s scheduled commencement of Commercial Operation.

Article V
MISCELLANEOUS

Section 5.1            Dispute Resolution.

(a)                In the event of any controversy, claim or dispute between the Parties arising out of or related to this Agreement (“Dispute”), within three (3) days following the date of delivery of a written request by either Party, (i) each Party shall appoint as its representative a senior officer, and (ii) such senior officers shall meet, negotiate and attempt in good faith to resolve the Dispute quickly, informally and inexpensively, within fifteen (15) days after receipt of said notice.

(b)               Any Dispute that is not resolved pursuant to Section 5.1(a), shall be submitted to arbitration administered by the International Court of Arbitration of the CCBC. The arbitration shall be held according to Rules of Arbitration of the CCBC in force and effect upon arbitration proceedings (“Rules”).

(c)                The arbitral tribunal shall be composed of three (3) arbitrators (the “Arbitral Tribunal”). Each Party shall appoint one (1) arbitrator in accordance with the Rules. If more than one (1) claimant is involved, all claimants shall appoint one (1) arbitrator, as mutually agreed upon among them; if more than one (1) respondent is involved, all respondents shall appoint one (1) arbitrator, as mutually agreed upon among them. The third arbitrator who will preside over the Arbitral Tribunal shall be appointed by the arbitrators appointed by the Parties. If there are multiple parties that can neither be in a group of claimants nor in a group of respondents, and the parties do not agree upon the nomination of the two (2) co-arbitrators within

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fifteen (15) days, all members of the Arbitral Tribunal shall be appointed by the CCBC, in accordance with the Rules.

(d)               Any omissions, refusal, litigations, doubts and failures to reach an agreement about the appointment of the arbitrators by the Parties, or third arbitrator, shall be settled by the CCBC.

(e)                The procedures provided for in this Section 5.1 will also apply in the event that an arbitrator needs to be replaced.

(f)                The seat of arbitration shall be the City of São Paulo, State of São Paulo, Brazil, and the Arbitral Tribunal may reasonably designate any specific actions to be taken in other localities.

(g)               The arbitration, including its existence as well as all documents and materials presented herein, including, but not limited to motions, briefs, pleads, evidence and arbitral awards, orders and decisions, shall be confidential. The Parties, their agents and the arbitrators shall not disclose confidential information to any Third Party, except and to the extent that disclosure is required by applicable Law; to protect or pursue a legal right, including to seek any pre-arbitral injunction, pre-arbitral attachment, any other order in aid of arbitration proceedings; or to enforce or challenge a pre-arbitral injunction, pre-arbitral attachment, any other order in aid of arbitration proceedings and any arbitral order or award in legal proceedings before a court or other competent authority.

(h)               The arbitration award shall be final and definitively binding upon the Parties and their successors at any account, and therefore, its ratification by judicial authority is not needed, and the arbitration awards shall not be subject to appeal, except for the applications for correction and clarification to the Arbitral Tribunal as provided for in article 30 of Law No. 9.307/96 and any action for annulment under article 32 of Law No. 9.307/96.

(i)                 Any of the Parties may seek precautionary or injunctive relief, prior to the composition of Arbitral Tribunal, in which case the Party requesting precautionary or injunctive relief may resort to the CCBC or to any court having jurisdiction over the Parties and their assets, or to the courts of the City of São Paulo, State of São Paulo, Brazil, as the case may be. No precautionary or injunctive relief sought shall affect the existence, validity and effectiveness of the arbitration agreement provided for hereunder, nor shall be deemed as waiver of requirement to submit the dispute hereunder to arbitration. After the constitution of the Arbitral Tribunal, any precautionary or injunctive relief sought shall be filed with the Arbitral Tribunal, which shall have the competence to confirm, modify or overrule any relief previously granted by the courts or the CCBC.

(j)                 In any arbitration (or litigation, whenever applicable pursuant to the provisions of this Section 5.1) to enforce the provisions of this Agreement, the prevailing Party in such action shall be entitled to the recovery of its reasonable legal fees and expenses (including reasonable attorneys’ fees and legal costs), fees of the arbitrator(s), costs and expenses such as expert witness fees, as fixed by the arbitrator(s) or court without necessity of noticed motion.

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(k)               All arbitration proceedings shall be conducted in the English language; provided that evidence may be produced in Portuguese without translation. The arbitration proceedings shall be governed by New York law, and the arbitrators shall not act as amiable compositeur, nor decide any issue ex aequo et bono.

(l)                 Before the constitution of the Arbitral Tribunal, the CCBC may consolidate simultaneous arbitral proceedings grounded upon this Agreement or upon any other instrument entered into between the Parties. After its constitution, the Arbitral Tribunal shall have exclusive jurisdiction to consolidate simultaneous arbitral proceedings grounded upon this Agreement or upon any other instrument entered into between the Parties, if said proceedings are related to the same legal relationship and if consolidation does not cause any harm to the Parties. The jurisdiction to consolidate shall be incumbent upon the first Arbitral Tribunal constituted, and its decision shall be final and binding between the Parties.

(m)             In connection with any dispute pursuant to Section 2.1(h), the Parties shall use commercially reasonable efforts to cause the Arbitral Tribunal to reach a decision within one (1) year of the applicable closing.

(n)               The provisions set forth in this Section 5.1 shall survive the termination or expiration of this Agreement.

Section 5.2            Enforcement; Specific Performance. The Parties agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies may not be an adequate remedy for such damages if any party fails to perform in any material respect any of its obligations hereunder. Accordingly, the Parties agree that each of the parties shall be entitled to seek an interdiction, injunction, specific performance or similar equitable relief restraining such Party from committing or continuing any such breach or threatened breach or to seek to compel specific performance of the obligations of any other Party under this Agreement, with due regard to the provisions in articles 461 and 632 of the Brazilian Code of Civil Procedure, and to enforce specifically the terms and provisions of this Agreement in any of the courts in accordance with Section 5.1(a), this being in addition to any other remedy to which such party is entitled under this Agreement, at law or in equity. Each of the Parties hereby agrees not to raise any objections to the availability of, and hereby waives (a) any defense to the granting of an interdiction, injunction, specific performance or other equitable relief to prevent and restrain breaches or threatened breaches of this Agreement by such party or to specifically enforce the terms and provisions of this Agreement and (b) any requirement to post any bond or other security in connection with any such order or injunction. For purposes of specific performance, the Parties confirm that this Agreement constitutes an extrajudicial enforcement document with regard to the provisions set forth in article 585 of the Brazilian Code of Civil Procedure.

Section 5.3            Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) on the day of delivery if delivered in person, (b) on the first (1st) Business Day following the date of dispatch if delivered by a nationally recognized express courier service, (c) on the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested,

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postage prepaid, or (d) if given by electronic email transmission, when transmitted to the applicable address so specified herein and an appropriate confirmation of transmission is received; provided that any electronic email transmission shall also be sent by another form of written communication. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated by notice given in accordance with this Section 5.3 by the party to receive such notice:

if to EMYC, to:

TerraForm Global, Inc.

7550 Wisconsin Avenue

Bethesda, MD 20814

U.S.A.

Attention: Mr. Rik Gadhia

Telephone: (240) 762-7700

Fax: (240) 762-7900

Email: rgadhia@sunedison.com

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

U.S.A.

Attention: Mr. Zachary N. Wittenberg

Telephone: (212) 872-1081

Fax: (212) 872-1002

Email: zwittenberg@akingump.com

if to Renova, to:

Renova Energia S.A.

Av. Roque Petroni Junior, 999 – 4 andar

São Paulo, SP, Brasil

CEP: 04707-910

Attention: Mr. Ricardo de Lima Assaf

Telephone:

Email: assaf@renovaenergia.com.br

with copies (which shall not constitute notice) to:

Milbank, Tweed, Hadley & McCloy LLP

28 Liberty Street

New York, NY 10005

U.S.A.

Attention: Mr. Andrew Janszky

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Fax: (212) 822-5317

Email: ajanszky@milbank.com

Section 5.4            Entire Agreement. This Agreement, the Operating Projects SPAs, the Operating Projects SSA and Backlog Projects SSA, and any other agreements and documents executed in connection with the consummation of the transactions contemplated hereby and thereby, contain the entire agreement among the Parties with respect to the sale and purchase of the Project Company Shares or Project Assets, as applicable, and supersede all prior agreements, written or oral, with respect thereto. This Agreement will be immediately terminated in case of termination of the Operating Projects SPAs, the Other SPA or the Operating Projects SSA or the Backlog Projects SSA.

Section 5.5            Waivers and Amendments. This Agreement may be amended, modified or supplemented and the terms hereof may be waived, only by a written instrument signed by Renova and EMYC or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights, remedies, powers and privileges provided in this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges provided by applicable Law.

Section 5.6            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to any conflict of laws rules thereof that might indicate the application of the laws of any other jurisdiction (other than Section 5-1401 of the New York General Obligations Law).

Section 5.7            Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. This Agreement is not assignable by any Party without the prior written consent of the other Party; provided, however, that EMYC may assign, delegate or otherwise transfer this Agreement, the Options, the Right of First Refusal, and any of its rights, interests or obligations hereunder without the prior approval of Renova to (i) TerraForm Power Inc. or (ii) an Affiliate of EMYC that is a YieldCo focused on Brazil, provided, further, that EMYC provides written notice to Renova following any such assignment, delegation or transfer.

Section 5.8            Articles and Sections. All references herein to Articles and Sections shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. The Article and Section headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 5.9            Interpretation. The Parties acknowledge and agree that (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement

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and (c) the terms and provisions of this Agreement shall be construed fairly as to all Parties, regardless of which Party was generally responsible for the preparation of this Agreement.

Section 5.10        Severability of Provisions. If any provision or any portion of any provision of this Agreement shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement shall not be affected thereby. If the application of any provision or any portion of any provision of this Agreement to any Person or circumstance shall be held invalid or unenforceable, the application of such provision or portion of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby.

Section 5.11        Counterparts. This Agreement may be executed by the Parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the Parties hereto.

Section 5.12        No Personal Liability. This Agreement (and each agreement, certificate and instrument delivered pursuant hereto) shall not create or be deemed to create or permit any personal liability or obligation on the part of any officer, director, employee, agent, representative or investor of any Party.

Section 5.13        No Third Party Beneficiaries. No provision of this Agreement, express or implied, is intended to, or shall, confer any Third Party beneficiary or other rights or remedies upon any Person other than the Parties.

Section 5.14        Antitrust Approvals.

(a)                Each Party undertakes to make or caused to be made all applicable filings for itself and its Affiliates with the Antitrust Authorities, pursuant to applicable Antitrust Laws, with respect to the Transactions, and to promptly file any supplemental materials required or requested, and shall comply in all material respects with any applicable requirements of the applicable Antitrust Authorities and applicable Antitrust Laws. Each Party shall cooperate with the other in submitting such filings, including providing, as promptly as practicable upon written request, any specific information concerning itself, its Affiliates, the Project Companies and the Projects, as applicable, required in connection with such filing.

(b)               The filing fee associated with such filings shall be borne equally by EMYC and Renova.

Section 5.15        Term. This Agreement shall be effective as of the date hereof and shall automatically terminate on December 31, 2016 (the “Term”) (except for specific provisions that provide for a term beyond such date), unless the term hereof is extended upon mutual agreement of the Parties.

Section 5.16        Delivery by Facsimile or PDF. This Agreement and any amendments thereto, to the extent signed and delivered by means of a facsimile machine or electronic transmission in portable document format (PDF), shall be treated in all manner and respects as an

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original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

RENOVA:

Renova Energia S.A.

By:
Name  Ricardo de Lima Assaf
Title:    General Counsel

EMYC:

TerraForm Global, Inc.

By:
Name  Rik Gadhia
Title:   Vice President

[Signature Page to Option Agreement for Development Assets and Development Project Companies]